Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

Alliance HealthCare Services Announces the Signing of an Agreement for the

Purchase of a Majority Interest by Fujian Thai Hot Investment; Expects to Appoint Kisum Wong, Yong

Ge and Tao Zhang to its Board of Directors Conditioned on Closing

NEWPORT BEACH, CA—September 16, 2015–Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company,” or “Alliance”), a leading national provider of outsourced healthcare services, announced today that Fujian Thai Hot Investment Co., Ltd (“Thai Hot”), has agreed to purchase approximately 5,537,945 shares of the Company’s common stock from funds managed by Oaktree Capital Management, L.P. (“Oaktree”), MTS Health Investors, LLC (“MTS”), and Larry C. Buckelew, for approximately $102.5 million or $18.50 per share. Upon completion of the transaction, Thai Hot would own an aggregate of approximately 51.5% of the outstanding common stock of the Company. The Company is not selling any shares in the transaction.

Tom Tomlinson, Chief Executive Officer and President of Alliance, said, “We are appreciative of the longstanding relationship we have developed with Oaktree and MTS, as they have proven to be invaluable partners in guiding the evolution of Alliance. When Thai Hot transitions into its expected ownership role, we are confident that through the leadership of our executive team and the broad expertise of our Board, which we anticipate will be further augmented by Thai Hot’s participation, we will strengthen Alliance’s competitive position and long-term value proposition. We look forward to welcoming our new business partner and its breadth of international experience as we look ahead to the next phase of growth for Alliance. We are excited by the compelling opportunities that lie ahead with our Oncology, Radiology and Interventional Services platforms. We are confident this new partnership will help the Company deliver long-term growth, both in the US and in China.”

Kisum Wong, Founder and Chairman of Thai Hot, said, “This anticipated investment in Alliance represents an excellent long-term strategic fit for our portfolio of diversified businesses given the Company’s strong management team, attractive market position, and broad customer base across its core businesses. We look forward to working closely with the Board and the management team to execute its multi-faceted growth strategy. Alliance will continue to focus on its growth opportunities in the U.S., as well as explore international market prospects in China, which can provide significant growth opportunity as the Company strives to fulfill China’s unmet demand for quality healthcare services and products.”

The Board of Directors of the Company authorized a Special Committee, comprised solely of directors not affiliated with any selling stockholders, to review the transaction. The Special Committee hired independent legal counsel. In connection with the transaction, Thai Hot and the Company agreed to certain terms, conditions and restrictions, including, without limitation, that Kisum Wong, Yong Ge, and Tao Zhang will be appointed to the Board of Directors to replace Michael P. Harmon, Curtis S. Lane and Aaron A. Bendikson who will resign as Directors; that Mr. Wong will be appointed as Chairman of the Board and the current Chairman of the Board, Larry C. Buckelew, will continue to serve on the Board of Directors; that Thai Hot will be prohibited for a period of three years from increasing its beneficial ownership beyond 51.5% of the Company’s outstanding common stock without the approval of independent directors not affiliated with Thai Hot; and, that the Company will be reimbursed for certain costs and expenses related to the transaction. Moelis & Company LLC served as Oaktree’s financial advisor.

The transaction is subject to certain closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval of certain foreign and domestic regulatory filings, consent of the Company’s lenders under its term loan and revolving credit facilities, and execution of a governance and standstill agreement between the Company and Thai Hot. The transaction is expected to close in the fourth quarter of 2015.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services with a 30+year track record of award-winning patient care/satisfaction and service line expertise. Providing diagnostic radiology services through its Radiology Division (Alliance HealthCare Radiology), interventional radiology & pain management services through its Interventional Services Division (Alliance HealthCare Interventional Services) and radiation oncology services through its Oncology Division (Alliance HealthCare Oncology), Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of June 30, 2015, Alliance operated 518 diagnostic imaging and radiation therapy systems, including 118 fixed-site imaging centers across the country; and 32 radiation therapy centers and stereotactic radiosurgery (SRS) facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states where approximately 1,800 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

About Fujian Thai Hot Investment

Thai Hot is an investment holding company based in Fuzhou, China, holding a diversified portfolio of assets in various industries including real estate development, securities, hospitality, biomedicine and healthcare. Thai Hot was founded in 1996 and its total assets exceeded $10 billion as of December 31, 2014. Thai Hot’s diversified portfolio includes controlling ownership in Thai Hot Group, one of the leading real-estate developers in China listed on the Shenzhen Stock Exchange (SZSE:000732). Thai Hot is also the third largest shareholder of the Shanghai Stock Exchange listed Dongxing Securities (SHSE:601198). Thai Hot expanded its business landscape to include biomedicine and the healthcare industry by acquiring a large-scale pharmaceutical company. In early 2015, Thai Hot made healthcare and medical services one of its top priorities, including radiology and oncology, and it intends to expand healthcare services in mainland China to an underserved healthcare marketplace.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, without limitation, the director appointments to the Company’s Board of Directors, the expected closing of the transaction and the Company’s competitive position, long-term value proposition, growth and international market and other opportunities. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.